Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Electric Company:

We consent to the use of our report dated February 26, 2016, except for the guarantor financial information described in Note 27, which is as of June 3, 2016, with respect to the consolidated statements of financial position of General Electric Company as of December 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive income, changes in shareowners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference from the Current Report on Form 8-K of General Electric Company dated June 3, 2016, and to the reference to our firm under the headings “Experts” and “Selected Historical Financial Data” in the registration statement filed on Form S-4 of General Electric Company.

/s/ KPMG LLP

New York, New York

June 3, 2016